EXHIBIT 23.5


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the use of our report dated June 5, 1998 (except Note 10 as to which the date is July 16, 1998) with respect to the financial statements of ComTel UK Finance B.V., and of our report dated June 5, 1998 (except Note 9 as to which the date is July 16, 1998) with respect to the combined financial statements of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited, incorporated by reference in the Registration Statement on Form S-8 to be filed by NTL Incorporated in respect of its common stock to be issued pursuant to the warrant agreement dated June 14, 1999.



Deloitte & Touche
Chartered Accountants
Bracknell, England
October 15, 1999